UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2022

Bowman Consulting Group Ltd.

(Exact name of registrant as specified in its charter)

Delaware	001-40371	54-1762351
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12355 Sunrise Valley Drive, Suite 520

Reston, Virginia 20191

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (703) 464-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.01 per share	BWMN	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02.	Results of Operations and Financial Condition.

On May 11, 2022, Bowman Consulting Group Ltd. (“Bowman” or the “Company) issued a press release announcing its financial results for the first quarter ended March 31, 2022. A copy of the press release is furnished as Exhibit 99.1 to this Report. The information in this Report under this item, including the exhibit, is provided under Item 2.02 of Form 8-K and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended or otherwise subject to the liabilities of that section. Furthermore, the information in this Report, including the exhibits, shall not be deemed to be incorporated by reference into the Company’s filings under the Securities Act of 1933, as amended.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of New Director

On May 11, 2022, Bowman announced that, at the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors (the “Board”), effective as of May 11, 2022, increased its size from six to seven directors and elected Mr. Raymond Vicks, Jr. to serve as a Class III director whose term will expire at the 2024 annual meeting of stockholders. In addition, based on the recommendation of the Nominating and Corporate Governance Committee, the Board determined to appoint Mr. Vicks to the Audit Committee and Nominating and Corporate Governance Committee effective upon the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 (the “ Form 10-Q”).

The Board determined that Mr. Vicks is independent under Nasdaq Stock Market (“Nasdaq”) rules and satisfies the additional independence criteria for members of the audit committee under applicable rules and regulations of the Securities and Exchange Commission (“SEC”) and Nasdaq. The Board also determined that Mr. Vicks qualifies as an “audit committee financial expert” within the meaning of applicable SEC regulations. There is no arrangement or understanding between Mr. Vicks and any other person pursuant to which he was selected as a director of the Company, and there is no family relationship between Mr. Vicks and any of the Company’s other directors or executive officers. The Company is not aware of any transaction involving Mr. Vicks requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Vicks, age 62, previously served as managing partner at The BMV Group, a position he held from August 2017 until his retirement in 2019. Mr. Vicks also served as senior vice president and chief financial officer of The HSC Health Care System from 2015 to 2019. Prior to that, Mr. Vicks served in roles of increasing responsibility at PricewaterhouseCoopers LLP from 1995 to 2014, including sixteen years as a partner. Mr. Vicks is a certified public accountant and received his B.S. in Accounting from Virginia Tech and his M.P.H. from the George Washington University. He currently serves as a director of Tenable Holdings, Inc. In December 2021, Mr. Vicks was appointed to serve a five-year term as a member of the Federal Accounting Standards Advisory Board beginning July 1, 2022.

Upon commencement of his service as a director on May 11, 2022, the Board granted Mr. Vicks a one-time initial stock award of 4,454 shares of restricted stock valued at $75,000, which shares vest one year from the grant date subject to Mr. Vicks’ continued service as a director. Mr. Vicks will receive the same fees, which consist of stock and cash, for his service as a director and committee member as the Company’s other non-employee directors, which fees were disclosed in the Company’s proxy statement for the 2022 annual meeting of stockholders.

Mr. Vicks has also entered into the Company’s standard form of indemnification agreement.

Resignation of Director

On May 11, 2022, Mr. Dan Lefaivre notified the Board of his resignation from the Board, the Audit Committee and the Nominating and Corporate Governance Committee, effective after the filing of the Company’s Form 10-Q. Mr. Lefaivre’s decision to leave the Board was not the result of any disagreement between the Company and Mr. Lefaivre on any matter relating to the Company’s operations, policies, or practices.

The Board also determined that effective as of Mr. Lefaivre’s retirement, Mr. Vicks shall be appointed as chair of the Audit Committee and that the size of the Board shall be decreased from seven to six directors.

On May 12, 2022, the Company issued a press release relating to the appointment of Mr. Vicks to the Board. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial	Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

99.1	Bowman Consulting Group Ltd. press release dated May 11, 2022.

99.2	Bowman Consulting Group Ltd. press release dated May 12, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOWMAN CONSULTING GROUP LTD.

Date: May 12, 2022	By:	/s/ Bruce Labovitz
Bruce Labovitz
Chief Financial Officer